PAR PETROLEUM CORPORATION
AWARD OF RESTRICTED STOCK
(Employee)

In this Award, Par Petroleum Corporation (the “Company”) grants to Jim R. Yates (the “Participant”), an Employee, Restricted Stock under the Par Petroleum Corporation 2012 Long Term Incentive Plan (“Plan”). This Award of Restricted Stock is governed by the terms of this Award document and the Plan. All capitalized terms not defined in this Award shall have the meaning of such terms as provided in the Plan.
1.The “Date of Grant” is May 8, 2015.
2.The total number of shares of Restricted Stock granted is 6,385.
3.The Vesting Dates for the Restricted Stock granted in this Award are as follows:
Subject to item 4 below, Participant shall not become vested in any of the Restricted Stock granted unless he or she is continuously employed with the Company or an Affiliate from the Date of Grant through the Vesting Date, and Participant may not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of any Restricted Stock until such Restricted Stock become Vested as provided herein. The transfer restrictions and substantial risk of forfeiture imposed in the foregoing sentence shall lapse on the following applicable dates (each a “Vesting Date”): as to one quarter (1/4) of the Restricted Stock on May 8, 2016 and an additional one quarter (1/4) of the Restricted Stock on each anniversary of May 8 until the Restricted Stock is 100% Vested. The Restricted Stock as to which such restrictions so lapse are referred to as “Vested.”
4.Other Vesting Events are as follows:
Notwithstanding the foregoing vesting schedule in item 3, the Restricted Stock will be 100% Vested upon any one of the following “Vesting Events”: (a) Participant’s termination of employment with the Company and its Affiliates due to death or Disability, (b) the Participant’s termination of employment by the Company and its Affiliates without Cause or for Good Reason or (c) upon a Change in Control. The date of the Participant’s termination of employment with the Company and its Affiliates on account of one of the Vesting Events shall be the Vesting Date for purposes of this Award. The date of the Change in Control shall be the Vesting Date for purposes of this Award.
For purposes of this Award, the terms “Cause” and “Good Reason” shall have the following meanings:
“Cause” shall mean that you have (a) been convicted of, or please nolo contendere to, a felony or crime involving moral turpitude; (b) committed an act of personal dishonesty or fraud involving personal profit in connection with your employment by Mid Pac, Par or its affiliates; (c) committed a material breach of any material covenant, provision, term, condition, understanding

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or undertaking set forth in this letter or any restrictive covenant running in favor of Par to which you may be subject; (d) committed an act which the Board of Directors of Par, (including the Compensation Committee) has found to have involved willful misconduct or gross negligence on your part; (e) failed or refused to substantially perform the lawful duties of your employment in any material respect; or (f) failed to comply with the lawful written rules and policies of Par and its affiliates in any material respect; provided, however, that no termination under clause (c), (d), (e) or (f) above shall be effective unless you shall have first received written notice describing in reasonable detail the basis for the termination and within fifteen (15) days following delivery of such notice you shall have failed to cure such alleged behavior constituting “Cause”, provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured.
“Good Reason” shall mean that you have resigned from employment with Mid Pc, Par or its affiliates following the occurrence of one or more events set forth in the clauses (I) through (IV) below without your prior written consent, provided, that, in connection with any event or events specified in clauses (I) through (IV) below, (a) you have first delivered written notice to Par of your intention to resign from employment due to one or more such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis of such resignation, and (b) such event or events are not cured by Par within fifteen (15) days (or such longer reasonable period of time as is necessary to cure such event so long as Par is diligently pursuing such cure) following delivery of such written notice:

I.	any diminution in your base annual compensation;

II.
any removal from your position as President of Mid Pac or the resulting marketing and logistics entity described in the first paragraph of the offer letter or any material diminution in your authority, duties, or responsibilities;

III.	a material change in the geographic location of your principal office with Par; or

IV.	any material breach by Par of its obligation under this Agreement.
The foregoing severance benefits and payments shall be conditioned upon (1) your execution and delivery to Par of an effective release of all claims against, and covenant not to sue, Par and its subsidiaries, affiliates, officers, directors, employees, representatives and agents, which release is not revoked within applicable statutory timeframes and (2) your continued compliance with all restrictive covenants and continuing obligations to Par, a breach of which covenants or obligations shall result in the termination and forfeiture of all the foregoing benefits and payments.
5.Other Terms and Conditions:
(a)    No Fractional Shares. All provisions of this Award concern whole shares of Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.
(b)    Not an Employment or Service Agreement. This Award is not an employment agreement, and this Award shall not be, and no provision of this Award shall be construed or interpreted to create any right of Participant to continue employment with or provide services to the Company or any of its Affiliates.
(c)    Independent Tax Advice and Acknowledgments. Participant has been advised and Participant hereby acknowledges that he or she has been advised to obtain independent legal and tax advice regarding this Award, the grant of the Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of the Plan and this Award.
The Restricted Stock granted hereunder will be subject to all applicable federal, state and local taxes domestic and foreign and withholding requirements (including, without limitation, any withholding required under any other employee benefit plan maintained by the Company or an Affiliate). The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Award.
PARTICIPANT: Jim R. Yates

Signature: _/s/ Jim Yates____________________

PAR PETROLEUM CORPORATION

By: _/s/ Jeff Hollis_________________________
Name:    Jeff Hollis

Title:	Associate General Counsel